EXHIBIT 21.1
                              Subsidiaries of Registrant

                          Eco-Pure Food Safety Systems, Inc.
                            Cyclopss Laundry Systems, Inc.
                            Cyclopss Medical Systems, Inc.
                           Cyclopss Biochemical Corporation
                           Cyclopss Wastewater Systems, Inc.







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